MONTHLY REPORT - JULY 2008

                          Providence Select Fund, LP
               The net asset value of a unit as of July 31, 2008
                was $ 806.93, down 8.6% from $ 882.54 per unit
                               as of June 30, 2008.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period     Year to Date
Net Asset Value (3,485.996 units)at           $  3,076,536.30     3,334,924.08
   June 30, 2008
Addition of 28.340 units on July 1,                 25,011.46       195,109.82
   2008
Redemption of 74.981 units on July 31,             (60,504.42)     (397,518.08)
   2008
Net Income (Loss)                                 (265,707.43)     (357,179.91)
                                              ----------------  --------------
Ending Net Asset Value (3,439.355 units)      $  2,775,335.91     2,775,335.91
   on July 31, 2008                            ================  ==============
Net Asset Value per Unit at
July 31, 2008                                 $        806.93


                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on closed contracts     $(174,388.57)    152,837.71

      Change in unrealized gain (loss) on open       (52,083.27)    (41,606.21)
         contracts

   Interest income                                     2,972.92      28,186.23
                                                   -------------    -----------
Total: Income                                       (223,498.92)    139,417.73
Expenses:
   Brokerage commissions                              16,949.32     116,643.23
   Operating expenses                                  6,604.21      62,496.39
   Incentive fee                                           0.00     158,086.37
   Management fee                                          0.00      46,071.61
   Continuing service fee                              7,208.50      55,959.30
   Organizational & offering expenses                 11,446.48      57,340.74
                                                  --------------   ------------
Total: Expenses                                       42,208.51     496,597.64
                                                  ==============   ============
Net Income (Loss) - July 2008                    $  (265,707.43)   (357,179.91)

                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP